Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
REGI U.S., Inc.

                    We consent to the use of our report dated August 12, 2003 on the financial statements of REGI U.S., Inc. as of April 30, 2003 and 2002 that are included in the Company’s Form 10-KSB filing, which is included by reference in the Company’s Form S-8.

Dated this 19th day of August, 2003

/s/ Manning Elliott
Manning Elliott
Chartered Accountants